UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2023

Vaccinex, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38624	16-1603202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1895 Mount Hope Avenue, Rochester, New York	14620
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 271-2700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VCNX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 30, 2023, Vaccinex, Inc. (the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which the Company agreed to issue and sell 4,975,608 shares of common stock of the Company (the “Shares”) at a purchase price of $0.41 per Share for aggregate gross proceeds of approximately $2.04 million. The closing of the sale of Shares (the “Private Placement”) occurred on March 31, 2023. The Company intends to use the net proceeds from the Private Placement to fund the ongoing development and clinical trials of its lead drug candidate, pepinemab, in cancer and neurodegenerative disease and for working capital and general corporate purposes.

Two of the three investors in the Private Placement are affiliated with directors or officers of the Company: Vaccinex (Rochester), L.L.C., which is controlled by Maurice Zauderer, Ph.D., the Company’s president, chief executive officer and a member of its board of directors (the “Board”); and FCMI Parent Co. (“FCMI”), which is controlled by chairman of the Board Albert D. Friedberg.

FCMI also made a binding commitment in the Stock Purchase Agreement to purchase, on or prior to May 15, 2023, up to an additional $2.96 million of shares of the Company’s common stock, less the aggregate purchase price of the Company’s securities sold by the Company to investors other than FCMI and its affiliates on or prior to that date. The Company is not obligated to sell additional shares to FCMI, and any future sales to FCMI will be made only upon the Company’s agreement to do so. In addition, Mr. Friedberg separately covenanted in the Stock Purchase Agreement to vote the shares of Company common stock beneficially owned by him that are in excess of 40% of the then outstanding shares of Common Stock in a manner that is proportionate to the manner in which the other holders of shares of Common Stock vote.

The Company also granted certain registration rights to the non-affiliated investor in the Private Placement with respect to the Shares purchased by that investor.

The sale of the Shares was not registered under the Securities Act of 1933, as amended (the “1933 Act”), and the Shares were issued and sold in a private placement pursuant to Section 4(a)(2) of the 1933 Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission (the “SEC”) under the 1933 Act. Each of the Investors represented that it is an “accredited investor” within the meaning of Rule 501 of Regulation D, was acquiring the Shares for its own account, and had no direct or indirect arrangement or understanding with any other persons to distribute or regarding the distribution of such Shares. The Shares were offered and sold without any general solicitation by the Company or its representatives.

The foregoing summary of the Stock Purchase Agreement is subject to and qualified in their entirety by the terms of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. Neither this Current Report on Form 8-K nor any of the exhibits attached hereto is an offer to sell or a solicitation of an offer to buy shares of Common Stock or any other securities of the Company.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description

10.1	Stock Purchase Agreement by and between the Company and the Investors (as defined therein), dated as of March 30, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaccinex, Inc.

Date: April 3, 2023	By:	/s/ Scott E. Royer
Scott E. Royer
Chief Financial Officer